Exhibit 99.1

GLEACHER & COMPANY REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

•                  Recorded revenues of $54.2 million for the third quarter of 2011, compared to $59.9 million for the third quarter of 2010.

•                  Implemented strategic plan which will enable the Company to continue servicing clients through its high performing fixed income business, and to realign and invest in its core investment banking practice.

•                  Closed Equities business, resulting in a restructuring charge of $7.3 million, reported as a component of discontinued operations.

•                  Realigned Investment Banking division, resulting in $82.7 million of charges, including $80.2 million of non-cash charges for the impairment of goodwill and intangible assets and $2.5 million related to severance and other costs.

•                  Continued to implement compensation methodology changes in an effort to achieve a targeted 60% compensation to revenue ratio.

NEW YORK, N.Y., October 27, 2011 — Gleacher & Company, Inc. (Nasdaq: GLCH) today reported GAAP net revenues of $54.2 million for the quarter ended September 30, 2011.  On a GAAP basis, the Company reported net loss from continuing operations of $75.7 million, or ($0.61) per diluted share, for the quarter ended September 30, 2011, compared to net loss from continuing operations of $1.6 million, or ($0.01) per diluted share, for the third quarter of 2010.  The Company reported non-GAAP net income from continuing operations of $2.2 million, or $0.02 per diluted share, for the quarter ended September 30, 2011, compared to non-GAAP net income from continuing operations of $1.2 million, or $0.01 per diluted share, on net revenues of $59.9 million for the third quarter of 2010.  A reconciliation of the Company’s GAAP results to these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

GAAP results for the third quarter ended September 30, 2011 were significantly impacted by the previously mentioned charges related to the implementation of the Company’s strategic plan announced on August 22, 2011, which included the exiting of the Equities business and the realignment of the Investment Banking division.

“I believe that the changes we have implemented thus far, as well as those we expect to implement, will position us well for the long-term success of the Company,” said Thomas Hughes, Chief Executive Officer.  “We continue to target an operating margin of 10%, and return on equity of 15%. We are positioning our business model to achieve that level of performance, and to deliver stockholder value.  Our goals also include attracting and retaining the best talent, and we believe our compensation methodologies will serve to ensure that all personnel are both compensated for performance, and invested in the long-term success of the Company.”

Eric Gleacher, Chairman, said, “We continue to take the right steps toward growth and profitability.  While the decisions made this quarter were difficult, they were necessary for us to be better aligned, to take advantage of the opportunities that exist for our firm, and to deliver value to our clients and stockholders.”

Summary of Results of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except for per share amounts)	2011	2010	2011	2010

Net revenues	$54,164	$59,864	$199,932	$183,196
Pre-tax loss from continuing operations	(78,785)	(332)	(61,640)	(9,017)
Net loss from continuing operations	(75,700)	(1,644)	(65,848)	(6,873)
Discontinued operations, net of taxes	(5,357)	(1,092)	(19,011)	(1,311)
Non-GAAP pre-tax income from continuing operations(1)	4,003	4,344	20,504	12,155
Non-GAAP net income from continuing operations(1)	2,177	1,173	10,368	4,804

Earnings per share:
Diluted – continuing operations	$(0.61)	$(0.01)	$(0.53)	$(0.06)
Diluted – continuing operations (Non-GAAP)(1)	0.02	0.01	0.08	0.04

During the third quarter, the Company began implementing changes to its compensation methodology, which in the third quarter include adjustments to the Company’s general policy regarding the vesting and forfeiture provisions of stock-based compensation expected to be granted in connection with annual bonuses.  The Company currently expects that the terms of these equity awards will generally provide for a future vesting period.  In addition, management currently expects that a larger portion of compensation for leaders of the Company’s business segments will be paid in stock-based compensation.  These changes had an immediate and favorable effect on pre-tax income from continuing operations for the three and nine months ended September 30, 2011, as the associated compensation expense will be amortized ratably over the future vesting period, rather than being expensed immediately.  This effect is expected to diminish over time as compensation expense related to equity grants is amortized in future periods.

The Company includes in the discussion that follows financial measures calculated other than in accordance with GAAP.  Each non-GAAP financial measure is identified as such in the discussion.  For a presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP, as well as a reconciliation of the differences between the non-GAAP financial measure and the most comparable GAAP financial measure, see the discussion below under the caption “Non-GAAP Financial Measures.”

(1)  A reconciliation of the Company’s GAAP results to these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

Third Quarter 2011 vs. 2010

Net revenues declined by $5.7 million to $54.2 million for the quarter ended September 30, 2011, compared to $59.9 million in the third quarter of 2010.  This decline was primarily attributable to decreases of $13.8 million in the MBS/ABS & Rates segment, $5.2 million in the Corporate Credit segment, and $2.4 million in the Investment Banking segment, partially offset by $12.7 million of ClearPoint revenues, and higher investment gains of $1.9 million resulting from the change in value of the Company’s FATV investment.  ClearPoint commenced operations at the Company as of January 2011, and consequently did not contribute revenues in 2010.

Non-GAAP pre-tax income from continuing operations remained relatively unchanged at $4.0 million for the quarter ended September 30, 2011, compared to $4.3 million in the third quarter of 2010.

Nine Months Ended 2011 vs. 2010

Net revenues increased by $16.7 million to $199.9 million for the nine months ended September 30, 2011, compared to $183.2 million in the prior-year period.  This increase was attributable to ClearPoint net revenues of $26.1 million, which commenced operations as of January 2011, higher investment gains of $3.1 million, resulting from the change in value of the Company’s FATV investment, and an increase of $0.6 million in the MBS/ABS & Rates segment. Net revenues also increased as a result of the $2.3 million bargain purchase gain related to the ClearPoint acquisition.  Partially offsetting these increases were decreases of $13.5 million in the Corporate Credit segment and $4.1 million in the Investment Banking segment.

Non-GAAP pre-tax income from continuing operations increased by $8.3 million to $20.5 million for the nine months ended September 30, 2011, compared to $12.2 million in the prior-year period.

Business Segment Results (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net Revenues:
MBS/ABS & Rates	$11,456	$25,288	$85,631	$84,995
Corporate Credit	15,695	20,911	48,546	62,085
Investment Banking	9,359	11,765	29,724	33,779
ClearPoint	12,743	—	26,109	—
Net revenues - operating segments	49,253	57,964	190,010	180,859
Other(1)	4,911	1,900	7,592	2,337
Total(1)	$54,164	$59,864	$197,602	$183,196

Pre-tax income/(loss):
MBS/ABS & Rates	$3,288	$7,046	$28,143	$28,822
Corporate Credit	3,481	1,565	5,139	4,389
Investment Banking(1)	1,814	3,726	8,543	9,440
ClearPoint	(335)	—	(2,907)	—
Pre-tax income - operating segments	8,248	12,337	38,918	42,651
Other(1)	(4,245)	(7,993)	(18,414)	(30,496)
Total(1)	$4,003	$4,344	$20,504	$12,155

MBS/ABS & Rates

Third Quarter 2011 vs. 2010

Net revenues declined by $13.8 million to $11.5 million for the quarter ended September 30, 2011, compared to $25.3 million in the third quarter of 2010.  The decrease in net revenues was attributable to lower principal transactions revenues of $15.7 million due to lower trading volumes in the current period and losses of $5.6 million on asset-backed securities, compared to gains of $8.2 million in the prior-year period.  Partially offsetting this decline was an increase in net interest income of $1.9 million due to higher inventory levels, partially offset by lower coupon interest received.  Pre-tax income of the MBS/ABS & Rates segment declined by $3.8 million to $3.3 million for the quarter ended September 30, 2011, compared to $7.1 million in the third quarter of 2010.  The reduction in pre-tax income is a direct result of the lower revenues, partially offset by lower variable compensation expense (as a result of the lower revenues), as well as the previously discussed compensation methodology changes.

Nine Months Ended 2011 vs. 2010

Net revenues were relatively flat at $85.6 million in the nine months ended September 30, 2011, compared to $85.0 million in the prior-year period.  Net interest income increased $3.0 million

(1)  A reconciliation of the Company’s GAAP results to these non-GAAP measures is discussed below under “Non-GAAP Financial Measures.”

due to increased inventory levels, partially offset by lower coupon interest received.  Partially offsetting the increase in net interest income was a decline of $2.3 million in principal transactions primarily due to lower trading volumes.  Pre-tax income of the MBS/ABS & Rates segment was also relatively flat, compared to the nine months ended September 30, 2010.

Corporate Credit

Third Quarter 2011 vs. 2010

Net revenues declined by $5.2 million to $15.7 million for the current quarter, compared to $20.9 million in the third quarter of 2010.  The decrease in net revenues was primarily attributable to lower commissions and principal transaction revenues of $4.7 million, due to lower volumes, partially offset by an increase in spreads.  Pre-tax income of the Corporate Credit segment increased by $1.9 million to $3.5 million for the quarter ended September 30, 2011, compared to $1.6 million in the third quarter of 2010.  The increase in pre-tax income is a result of compensation expense reductions in the quarter due to the lower net revenues, as well as lower compensation expense resulting from the previously discussed compensation methodology changes.

Nine Months Ended 2011 vs. 2010

Net revenues declined by $13.5 million to $48.5 million in the nine months ended September 30, 2011, compared to $62.1 million in the prior-year period.  The decrease in net revenues was attributable to lower commissions and principal transaction revenues of $13.4 million, primarily due to a decrease in spreads during the year, partially offset by higher volumes.  Pre-tax income of the Corporate Credit segment increased by $0.7 million to $5.1 million for the nine months ended September 30, 2011, compared to $4.4 million in the prior-year period.  The increase in pre-tax income is the result of lower variable compensation expense due to the lower revenues, as well as lower compensation expense resulting from the previously discussed compensation methodology changes.

Investment Banking

Third Quarter 2011 vs. 2010

Net revenues declined by $2.4 million to $9.4 million for the current quarter, compared to $11.8 million in the third quarter of 2010.  Advisory revenues decreased 27% to $8.3 million, compared to $11.4 million for the prior-year quarter.  This was partially offset by a slight increase in capital markets revenues which were $1.1 million for the current quarter, compared to $0.4 million for the prior-year quarter.  Non-GAAP pre-tax income for the Investment Banking segment decreased by $1.9 million to $1.8 million for the quarter ended September 30, 2011, compared to $3.7 million in the third quarter of 2010.  This decrease was a result of the reduction in net revenues, partially offset by lower variable compensation expense (as a result of the lower revenues), as well as the previously discussed compensation methodology changes.

Nine Months Ended 2011 vs. 2010

Net revenues declined by $4.1 million to $29.7 million in the nine months ended September 30, 2011, compared to $33.8 million in the prior-year period.  Advisory revenues decreased 13% to $21.3 million, compared to $24.5 million in the prior-year period.  Capital markets revenues decreased by 8% to $8.4 million, compared to $9.1 million in the prior-year period.  Non-GAAP pre-tax income for the Investment Banking segment decreased by $0.9 million to $8.5 million for the nine months ended September 30, 2011, compared to $9.4 million in the prior year.  This decrease was a result of the reduction in net revenues, partially offset by lower variable compensation expense (as a result of the lower revenues), as well as the previously discussed compensation methodology changes.

ClearPoint

Three and Nine Months Ended September 30, 2011

Net revenues were $12.7 million for the third quarter and $26.1 million for the year.  Warehouse capacity at September 30, 2011 was $255 million, an increase of $130 million since June 30, 2011, a result of entering into two new warehouse credit facilities.  Pre-tax losses for ClearPoint for the third quarter of 2011 were $0.3 million, and for the nine months ended September 30, 2011 were $2.9 million, primarily due to recruitment and certain other costs associated with the segment’s expansion to conduct business in new states.  As of September 30, 2011, ClearPoint was licensed to conduct business in 41 states, compared to 37 states as of June 30, 2011 and 19 states as of the beginning of the year.

Other

Third Quarter 2011 vs. 2010

Net revenues increased by $3.0 million to $4.9 million for the current quarter, compared to $1.9 million in the third quarter of 2010.  The increase in net revenues is attributable to $1.9 million of higher investment gains from the change in value of the Company’s investment in FATV.  Net interest income also increased by $1.0 million, primarily due to interest expense no longer being incurred on our mandatorily redeemable preferred stock, which was redeemed on September 28, 2010.  Non-GAAP pre-tax losses improved by $3.8 million to $4.2 million for the quarter ended September 30, 2011, compared to $8.0 million in the third quarter of 2010.  This improvement was primarily a result of the increased net revenues, as well as lower variable compensation costs, as annual compensation for members of senior management is expected to be weighted more heavily toward stock-based compensation when compared to the prior year.

Nine Months Ended 2011 vs. 2010

Non-GAAP net revenues increased by $5.3 million to $7.6 million for the current quarter, compared to $2.3 million in the prior-year quarter.  This increase was attributable to $3.1 million of higher investment gains from the change in value of the Company’s investment in FATV.  Net interest income also increased by $1.8 million, primarily due to interest expense no longer being incurred on our mandatorily redeemable preferred stock, which was redeemed on September 28, 2010.  Non-GAAP pre-tax losses improved by $12.1 million to $18.4 million for the nine months ended September 30, 2011, compared to $30.5 million in the prior year.  This improvement was a result of the higher net revenues, as well as lower variable compensation costs, as annual compensation for members of senior management is expected to be weighted more heavily toward stock-based compensation when compared to the prior year.

Consolidated Compensation and Benefits Expenses (Non-GAAP)

Third Quarter 2011 vs. 2010

Non-GAAP compensation and benefits expense decreased by $14.1 million to $30.7 million for the quarter ended September 30, 2011, compared to $44.8 million in the third quarter of 2010.  This was primarily due to lower variable compensation expense as a result of lower net revenues in the MBS/ABS & Rates, Corporate Credit, and Investment Banking segments, as well as reduced variable cash compensation of $3.8 million, as annual compensation is expected to be weighted more heavily toward stock-based compensation for leaders of the Company’s business segments and members of senior management when compared to the prior year.  Non-GAAP compensation and benefits expense also decreased by approximately $1.8 million due to changes in the vesting and forfeiture provisions of stock-based compensation expense expected to be granted in connection with annual bonus compensation.  The changes result in such compensation expense being recognized over a future vesting period which previously was being recognized in the current year.  These decreases were partially offset by compensation expense related to ClearPoint.

Nine Months Ended 2011 vs. 2010

Non-GAAP compensation and benefits expense decreased by $11.8 million to $125.4 million for the nine months ended September 30, 2011, compared to $137.2 million in the prior year.  This was primarily due to lower variable compensation expense as a result of lower net revenues in the Corporate Credit and Investment Banking segments, as well as reduced variable cash compensation of $6.4 million, as annual compensation is expected to be weighted more heavily toward equity incentives for leaders of the Company’s business segments and members of senior management when compared to the prior year (which will result in this compensation being charged over a future vesting period).  Partially offsetting these decreases were compensation expenses related to ClearPoint.

Consolidated Non-Compensation Expenses (Non-GAAP)

Third Quarter 2011 vs. 2010

Non-GAAP non-compensation expenses increased by $8.7 million to $19.4 million for the quarter ended September 30, 2011, compared to $10.7 million in the third quarter of 2010.  This was primarily due to non-compensation expenses of ClearPoint, which was acquired on January 3, 2011.

Nine Months Ended 2011 vs. 2010

Non-GAAP non-compensation expenses increased by $17.8 million to $51.7 million for the nine months ended September 30, 2011, compared to $33.9 million in the prior year.  This was primarily due to the non-compensation expenses of ClearPoint.

Provision for Income Taxes

Third Quarter 2011

The Company’s effective income tax rate from continuing operations for the three months ended September 30, 2011 of 3.9% resulted in an income tax benefit of approximately $3.1 million.  The Company’s tax rate differs from the federal statutory tax rate of 35% primarily due to non-deductible discrete items primarily associated with the write-off of goodwill related to the Investment Banking segment.  The effective rate also differs from the statutory rate due to state and local taxes.

The Company’s effective income tax rate from continuing operations for the nine months ended September 30, 2011 of negative 6.8% resulted in income tax expense of approximately $4.2 million.  The Company’s tax rate differs from the federal statutory tax rate of 35% primarily due to non-deductible discrete items primarily associated with the write-off of goodwill related to the Investment Banking segment. The effective rate also differs from the statutory rate due to state and local taxes.

Discontinued Operations

The Company has classified the results of its Equities segment as discontinued operations due to the Company’s decision to exit this business on August 22, 2011.  This action followed a determination that the segment was an underperforming, non-core asset, and that its closure would allow the Company to improve its focus and invest in its core competencies.  Results of this discontinued operation for the three and nine months ended September 30, 2011 and 2010 are presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net revenues	$2,595	$5,181	$12,794	$15,685
Total expenses (excluding interest)(1)	(11,395)	(7,313)	(38,802)	(18,223)
Loss from discontinued operations before income taxes	(8,800)	(2,132)	(26,008)	(2,538)
Income tax benefit	(3,443)	(1,040)	(6,997)	(1,227)
Loss from discontinued operations, net of taxes	$(5,357)	$(1,092)	$(19,011)	$(1,311)

(1)  Includes a restructuring charge of $7.3 million recorded within the three and nine month periods ended September 30, 2011 and also includes a goodwill and intangible impairment charge of $14.3 million, which was recorded in the second quarter of 2011.

Non-GAAP Financial Measures

The Company has included in this press release certain financial metrics that were not prepared in accordance with accounting principles generally accepted in the United States.  These non-GAAP financial measures, which include presentations of net revenues, compensation and benefits, non-compensation expenses, income before income taxes from continuing operations, provision for income taxes, net income from continuing operations, compensation expense ratios, pre-tax margin and diluted earnings per share, are presented as an additional aid in understanding and analyzing the Company’s financial results for the three and nine months ended September 30, 2011 and 2010, respectively.  Specifically, the Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results or business outlook.  These non-GAAP amounts exclude charges incurred in connection with the realignment of its Investment Banking division.  Also excluded is the bargain purchase gain related to the ClearPoint acquisition, compensation expenses related primarily to the terminations of former executive officers from the Company, and non-compensation expenses that are non-recurring in nature, including a loss on early extinguishment of mandatorily redeemable preferred stock, lease termination expenses related to the closure of our prior headquarters, and a partial revaluation of an indemnification receivable from former stockholders of Gleacher Partners, Inc.  The Company believes these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior periods and future periods.  References to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A limitation of utilizing these non-GAAP financial measures is that the GAAP accounting effects of these excluded items do in fact reflect the underlying financial results of the Company’s business, and these effects should not be ignored in evaluating and analyzing its financial results.  Therefore, the Company believes that non-GAAP measures of net revenues, compensation and benefits, non-compensation expenses, income before income taxes from continuing operations, provision for income taxes, net income from continuing operations, compensation and non-compensation expense ratios, pre-tax margin and diluted earnings per share, and the same respective non-GAAP measures of the Company’s financial performance, should always be considered together with their corresponding GAAP measures.

Reconciliation of GAAP to Non-GAAP Net Income from Continuing Operations (2011 - Unaudited)

	Three Months Ended September 30, 2011					Nine Months Ended September 30, 2011
(In thousands, except per share amounts)	GAAP	Special Charges		Non- GAAP		GAAP	Special Charges		Non- GAAP

Net Revenues	$54,164	$—		$54,164		$199,932	$(2,330	)(1)	$197,602

Non-interest expenses:
Compensation and benefits	32,684	(1,946	)(2)	30,738		129,058	(3,632	)(3)	125,426
Non-compensation expenses	100,265	(80,842	)(4)	19,423		132,514	(80,842	)(5)	51,672
Total non-interest expense	132,949	(82,788)		50,161		261,572	(84,474)		177,098
(Loss)/income from continuing operations before income taxes	(78,785)	82,788		4,003		(61,640)	82,144		20,504
Provision for income taxes	(3,085)	4,911		1,826	(6)	4,208	5,928		10,136	(7)
Net (loss)/income from continuing operations	$(75,700)	$77,877		$2,177		$(65,848)	$76,216		$10,368

Earnings per share:
Diluted — continuing operations	$(0.61)			$0.02	(8)	$(0.53)			$0.08	(9)

As a percentage of net revenues:
Compensation and benefits	60.3%			56.8%		64.6%			63.5%
(Loss)/income from continuing operations before income taxes	(145.5)%			7.4%		(30.8)%			10.4%

(1)	Represents the bargain purchase gain related to the ClearPoint acquisition in the first quarter of 2011.

(2)

Represents severance and stock-based compensation expense related to the investment banking realignment which resulted in the termination of 32 investment banking employees and certain administrative positions.

(3)

Includes the previously mentioned $1.9 million noted in the three months ended September 30, 2011 and also includes $1.7 million due to the resignation of the former interim CEO in the second quarter of 2011.

(4)	Includes goodwill and intangible impairment charges of $80.2 million and other non-compensation expenses of $0.6 million as a result of the Investment Banking realignment.

(5)	Refer to footnote 4.

(6)	The effective income tax rate of 45.6% differs from the federal statutory rate of 35% primarily due to state and local taxes.

(7)

The effective income tax rate of 49.4% differs from the federal statutory rate of 35% primarily due to state and local taxes and a re-measurement of net deferred tax assets due to a change in estimate of the Company’s apportioned statutory income tax rate.

(8)	Non-GAAP net income divided by 129.6 million dilutive shares.

(9)	Non-GAAP net income divided by 130.0 million dilutive shares.

Reconciliation of GAAP to Non-GAAP Net Income from Continuing Operations (2010 - Unaudited)

	Three Months Ended September 30, 2010					Nine Months Ended September 30, 2010
(In thousands except per share amounts)	GAAP	Special Charges		Non-GAAP		GAAP	Special Charges		Non-GAAP

Net revenues	$59,864	$—		$59,864		$183,196	$—		$183,196
Non-interest expenses:
Compensation and benefits	47,057	(2,256	)(1)	44,801		152,727	(15,562	)(2)	137,165
Non-compensation expenses	13,139	(2,420	)(3)	10,719		39,486	(5,610	)(4)	33,876
Total non-interest expense	60,196	(4,676)		55,520		192,213	(21,172)		171,041
(Loss)/income from continuing operations before income taxes	(332)	4,676		4,344		(9,017)	21,172		12,155
Provision for income taxes	1,312	1,859		3,171	(5)	(2,144)	9,495		7,351	(6)
Net (loss)/income from continuing operations	$(1,644)	$2,817		$1,173		$(6,873)	$11,677		$4,804

Earnings per share:
Diluted — continuing operations	$(0.01)			$0.01	(7)	$(0.06)			$0.04	(8)
As a percentage of net revenues:
Compensation and benefits	78.6%			74.8%		83.4%			74.9%
(Loss)/income from continuing operations before income taxes	(0.6)%			7.3%		(4.9)%			6.6%

(1)	Represents $2.3 million related to the modification of a senior executive’s unvested share based compensation awards.

(2)

Includes the previously mentioned $2.3 million in the three months ended September 30, 2010 and also includes $13.3 million of severance expense related to the separations of our former CEO and former CFO from the Company recorded in the first quarter of 2010.

(3)

Special charges of $2.4 million includes (i) $1.6 million loss on the extinguishment of the mandatorily redeemable preferred stock and (ii) $0.8 million related to the partial revaluation of an indemnification receivable from the former stockholders of Gleacher Partners, Inc. in connection with pre-acquisition tax liabilities.

(4)

Includes the previously mentioned $2.4 million in the three months ended September 30, 2010 and also includes $3.2 million of occupancy expense related to the Company’s lease termination of its prior headquarters.

(5)

The effective income tax rate of 73.0% differs from the federal statutory rate of 35% primarily due to non-deductible mandatorily redeemable preferred stock dividends, a change in estimate of the Company’s apportioned statutory income tax rate and state and local taxes.

(6)	The effective income tax rate of 60.5% differs from the federal statutory rate of 35% primarily due to non-deductible mandatorily redeemable preferred stock dividends and state and local taxes.

(7)	Non-GAAP net income divided by 127.9 million dilutive shares.

(8)	Non-GAAP net income divided by 127.3 million dilutive shares.

Conference Call Information

The Company will hold a conference call today, October 27, 2011, at 10:00 A.M. (EDT).  This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.gleacher.com, as well as through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial 888.680.0878 for domestic calls or 617.213.4855 for international calls, participant passcode 93826829 or request the Gleacher & Company earnings call.  For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 47468715.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides corporate and institutional clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as capital raising, research based investment analysis, and securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending. For more information, please visit www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief or plans regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  The Company often, but not always, identifies forward-looking statements by using words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “target,” “expect,” “continuing,” “ongoing,” “believe” and “intend.”  The Company’s forward-looking statements are based on facts as the Company understands them at the time the Company makes any such statement as well as estimates and judgments based on these facts.  The Company’s forward-looking statements may turn out to be inaccurate for a variety of reasons, many of which are outside of its control.   Factors that could render the Company’s forward-looking statements subsequently inaccurate include the conditions of the securities markets, generally, and demand for the Company’s services within those markets, the risk of further credit rating downgrades of the U.S. government by major credit rating agencies, the impact of international and domestic sovereign debt uncertainties, the possibilities of localized or global economic recession and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  Moreover, the Company is implementing a strategic plan designed to improve its operating results, and this plan may not be successful.  It is possible that future events will differ materially from those suggested by the Company’s forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

Summary Results of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2011	2010	2011	2010
Revenues:
Principal transactions	$25,528	$35,502	$121,506	$114,831
Commissions	231	149	853	1,143
Investment banking	9,359	11,765	29,723	33,689
Investment gains/(losses), net	2,857	979	2,539	(533)
Interest income	16,249	14,132	46,201	42,662
Gain from bargain purchase – ClearPoint Funding, Inc. acquisition	—	—	2,330	—
Fees and other	2,612	258	5,075	569
Total revenues	56,836	62,785	208,227	192,361
Interest expense	2,672	2,921	8,295	9,165
Net revenues	54,164	59,864	199,932	183,196
Non-interest expenses:
Compensation and benefits	32,684	47,057	129,058	152,727
Impairment of goodwill and intangible assets	80,244	—	80,244	—
Clearing, settlement and brokerage	8,946	1,042	19,017	3,258
Communications and data processing	3,614	3,048	10,108	8,660
Occupancy, depreciation and amortization	2,041	1,962	6,112	9,503
Business development	1,139	1,137	3,483	3,205
Loss from extinguishment of mandatorily redeemable preferred stock	—	1,608	—	1,608
Other	4,281	4,342	13,550	13,252
Total non-interest expenses	132,949	60,196	261,572	192,213
Loss from continuing operations before income taxes and discontinued operations	(78,785)	(332)	(61,640)	(9,017)
Income tax (benefit)/expense	(3,085)	1,312	4,208	(2,144)
Loss from continuing operations	(75,700)	(1,644)	(65,848)	(6,873)
Loss from discontinued operations, net of taxes	(5,357)	(1,092)	(19,011)	(1,311)
Net loss	$(81,057)	$(2,736)	$(84,859)	$(8,184)

Earnings per share:
Basic loss per share
Continuing operations	$(0.61)	$(0.01)	$(0.53)	$(0.06)
Discontinued operations	(0.04)	(0.01)	(0.15)	(0.01)
Net loss per share	$(0.65)	$(0.02)	$(0.69)	$(0.07)

Diluted loss per share
Continuing operations	$(0.61)	$(0.01)	$(0.53)	$(0.06)
Discontinued operations	(0.04)	(0.01)	(0.15)	(0.01)
Net loss per share	$(0.65)	$(0.02)	$(0.69)	$(0.07)

Weighted average number of shares of common stock:
Basic	123,993	121,773	123,598	120,577
Diluted	123,993	121,773	123,598	120,577

Consolidated Statement of Financial Condition (Unaudited)

	September 30,	December 31,
(In thousands, except for share and per share amounts)	2011	2010
Assets
Cash and cash equivalents	$41,199	$40,009
Cash and securities segregated for regulatory purposes	4,000	100
Securities purchased under agreements to resell	490,863	86,484
Receivables from:
Brokers, dealers and clearing organizations	19,379	25,721
Related parties	1,266	2,245
Others	15,217	18,283
Financial instruments owned, at fair value (includes assets pledged of $1,521,751 and $1,280,443 at September 30, 2011 and December 31, 2010, respectively)	1,717,016	1,281,243
Investments	19,023	18,084
Office equipment and leasehold improvements, net	6,925	6,653
Goodwill	21,096	105,694
Intangible assets	4,435	15,565
Income taxes receivable	13,698	14,782
Deferred tax assets, net	30,254	34,154
Other assets	10,817	8,915
Total Assets	$2,395,188	$1,657,932
Liabilities and Stockholders’ Equity
Liabilities
Payables to:
Brokers, dealers and clearing organizations	$1,393,621	$1,101,440
Related parties	5,035	4,986
Others	2,873	2,347
Securities sold under agreements to repurchase	402,535	—
Securities sold, but not yet purchased, at fair value	188,093	112,275
Secured borrowings	93,204	—
Accrued compensation	23,187	74,202
Accounts payable	2,935	1,161
Accrued expenses	12,346	7,595
Income taxes payable	3,782	3,468
Deferred tax liabilities	1,629	3,390
Subordinated debt	801	909
Total Liabilities	2,130,041	1,311,773
Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock; $.01 par value; authorized 200,000,000 shares; issued 133,714,786 and 131,457,586 shares; and outstanding 127,489,924 and 130,809,868 shares; in each case, at September 30, 2011 and December 31, 2010, respectively	1,337	1,315
Additional paid-in capital	464,285	449,754
Deferred compensation	161	276
Accumulated deficit	(188,622)	(103,763)
Treasury stock, at cost (6,224,862 shares and 647,718 shares at September 30, 2011 and December 31, 2010, respectively)	(12,014)	(1,423)
Total Stockholders’ Equity	265,147	346,159
Total Liabilities and Stockholders’ Equity	$2,395,188	$1,657,932

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Thomas J. Hughes	Andrew Siegel / Nick Lamplough
Chief Executive Officer	212.355.4449
212.273.7100